Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan
VP, Chief Financial Officer
517/372-9200

William T. Boehm joins Neogen’s Board of Directors

LANSING, Mich., May 17, 2011 — Neogen Corporation (Nasdaq: NEOG) announced today that William T. Boehm, a recently retired senior vice president of Kroger Co. and former senior economist for the President’s Council of Economic Advisors, was elected to Neogen’s Board of Directors.

“Since our founding in 1982, a strength of Neogen has been the quality of individuals on our Board of Directors, and the addition of Bill Boehm certainly continues that tradition,” said James Herbert, Neogen’s chief executive officer and chairman. “Our Board provides valuable oversight, advice and support to senior management based on relevant experience gained in their personal careers.”

Boehm joined Kroger as Director of Economic Research, and held positions of increasing responsibility with the company until his recent retirement. During the 1990s, Boehm held senior executive positions in both procurement and logistics. Boehm was promoted to Senior Vice President and President of the Manufacturing Division in 2004. He served on the Board of the International Dairy Foods Association and the Milk Industry Foundation, and was a member of the Council of Logistics Management and the Private Label Manufacturing Association.

Prior to joining Kroger, Boehm worked in Washington, DC, as a Senior Economist on the President’s Council of Economic Advisors (1979-81), and as a Senior Economist and Research Manager for the U.S. Department of Agriculture (1977-79). He taught Agricultural Economics at Virginia Tech from 1974 to 1977. During his academic and government career, Boehm authored and published a number of professional papers and coauthored several textbooks on food economics and public policy. Boehm remains active in professional associations and academia.

“With a wealth of experience in agriculture, and virtually all aspects of the food service industry, Mr. Boehm is exceptionally well qualified to serve on our Board,” said Lon Bohannon, Neogen’s president. “We are pleased to have a person of Mr. Boehm’s caliber to help Neogen build upon the success that we have achieved in our first 29 years in business.”

Boehm will complete the unfinished term of Director Robert M. Book, who announced his resignation in March after 21 years of continuous and distinguished service to Neogen on its Board. Book has been named a Director Emeritus of the company.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

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